SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.    20549


                                  Form 8-K

                               CURRENT REPORT


   	Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)            December 11, 1996


                         Forest City Enterprises, Inc.
(Exact name of registrant as specified in its charter)


          Ohio                        1-4372                34-0863886
(State or other jurisdiction        (Commission            (IRS Employer
 of incorporation)                  File Number)           Identification No.)


     	10800 Brookpark Road	       Cleveland, Ohio			  44130
(Address of principal executive offices)			        (Zip Code)


Registrant's telephone number, including area code 		(216) 267-1200



         (Former name or former address, if changed since last report.)






Item 5.   Other Events.


This Form 8-K is being filed to submit a press release, dated December 11, 1996, entitled FOREST CITY ENTERPRISES, INC. ANNOUNCES 3 FOR 2 STOCK SPLIT, NEW QUARTERLY DIVIDEND POLICY AND CASH DIVIDEND, which describes the actions taken by the Board of Directors to declare a 3 for 2 stock split, a cash dividend of $.06 per share (post-split) of common stock, and a new quarterly cash dividend policy.






                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          Forest City Enterprises, Inc.
                                                  (Registrant)


Date     January 29, 1997                 By   /s/  Thomas G. Smith

                                          Thomas G. Smith, Senior Vice
                                           President and Chief Financial Officer

For Immediate Release
December 11, 1996

Contact
Thomas G. Smith
Senior Vice President, Chief Financial Officer
(216) 267-1200
URL:http://www.fceinc.com

           FOREST CITY ENTERPRISES, INC. ANNOUNCES 3 FOR 2 STOCK SPLIT,
                 NEW QUARTERLY DIVIDEND POLICY AND CASH DIVIDEND

Cleveland, Ohio --- Forest City Enterprises, Inc. (AMEX-FCEA and AMEX-FCEB)


Charles A. Ratner, President and Chief Executive Officer of Forest City Enterprises, Inc., announced today that the Board of Directors have approved a 3 for 2 stock split of both the Company's Class A and Class B shares of common stock. The common stock split is effective February 17, 1997 to shareholders of record at the close of business on February 3, 1997.

In addition, the Board of Directors announced their intention to pay cash dividends on a quarterly basis in the future, whereas recent cash dividends have been paid on an annual basis. A quarterly cash dividend of $.06 per share (post-split) on shares of both Class A and Class B common stock was declared today by the Board of Directors. The $.06 quarterly dividend per share equates to an annual pre-split dividend of $.36 per share and represents a 12.5% increase over the annual dividend declared for the fiscal year ending January 31, 1997. This quarterly dividend of $.06 per share is payable on March 17, 1997 to shareholders of record at the close of business on March 3, 1997.

Forest City Enterprises, Inc. is a major, vertically integrated, national real estate development and management company that owns more than $2.4 billion of properties, at cost. The Company is active in 20 states and the District of Columbia. Its corporate headquarters are located in Cleveland, Ohio, with regional offices in New York, Boston, Los Angeles, Chicago, Portland, Tucson, Detroit and Washington, D.C.

Forest City Enterprises, Inc. internet address is URL:http://www.fceinc.com

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